EXHIBIT 10.81

Director Compensation Effective as of December 10, 2013
Type of Fee	Fee (Other Than for Meetings)	In-person Attendance at Meetings Held in Conjunction With a Regular Board Meeting	In-Person Meetings Not Held in Conjunction With a Regular Board Meeting	Telephonic Participation in Meetings
Annual Board Retainer (Cash)	$75,000
Annual Board Retainer (Stock)	$125,000
Board Meeting Fees		$2,000	$2,500	$2,000
Annual non-executive Chairman of the Board Retainer	$100,000
Annual Lead Director Retainer	$75,000
Annual Audit Committee Chair Retainer	$25,000
Annual Chair Retainer (Other Committees)	$15,000
Audit Committee Meeting Fees		$3,000	$2,500	$2,000
Nuclear Oversight Committee Meeting Fees		$4,000	$2,500	$2,000
Other Committee Meeting Fees		$2,000	$2,500	$2,000